Exhibit 99.2

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations are based upon financial statements which have been prepared in accordance with United States generally accepted accounting principles and should be read together with our combined financial statements and the related notes thereto. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in those forward-looking statements. For periods following the initial closing of the MSV Exchange Transactions, as defined below, we will consolidate the financial position and operating results of Mobile Satellite Ventures LP in our financial statements.

Overview

We are an active participant in the Mobile Satellite Ventures LP joint venture (the “MSV Joint Venture”), a joint venture that also includes Motient Corporation (“Motient”), TMI Communications, Inc. and certain other investors. The MSV Joint Venture is currently a provider of mobile digital voice and data communications services via satellite in the United States and Canada, while pursuing plans to develop, build and operate a next generation integrated network complemented by an ancillary terrestrial component (“ATC”). We have designated three members of the 12-member board of directors of the MSV Joint Venture’s corporate general partner, and our 80% owned subsidiary, MSV Investors, LLC (the “MSV Investors Subsidiary”) owns approximately 20% of the limited partnership interests of the MSV Joint Venture on a fully diluted basis. In addition, on a fully diluted basis, our MSV Investors Subsidiary owns approximately 15% of TerreStar Networks, Inc. (“TerreStar”), which is also pursuing plans to develop, build and operate a next generation integrated network complemented by an ATC in the 2 GHz band.

In November 2004, the Federal Communications Commission (“FCC”) granted the MSV Joint Venture’s application to operate an ATC in the L-Band, subject to certain conditions. This authorization was the first license for ATC operation granted by the FCC, allowing the MSV Joint Venture to commence terrestrial operations by offering an ATC with its commercial service. In February 2005, the FCC issued an order which set forth new rules for the deployment and operation of an ATC and provided the MSV Joint Venture with substantial additional flexibility in its system implementation. This additional flexibility provided by the FCC’s decision is expected to allow the MSV Joint Venture to offer users affordable and reliable voice and high-speed data communications service through devices, including mobile phones, from virtually anywhere in the United States. In addition, the service will operate inside of buildings and throughout urban environments, which is currently not possible with mobile satellite systems due to terrain blockage from buildings and other urban structures that interrupt a satellite signal’s path.

As a result of the FCC’s authorizations, the value of our interest in the MSV Joint Venture has significantly increased; however, even with ATC authority, the ability of the MSV Joint Venture to succeed is subject to significant risks and uncertainties, including the ability of the MSV Joint Venture to raise the capital necessary for the implementation of the next generation integrated network including ATC or to identify and reach an agreement with one or more strategic partners. Additional risks include the ability of the MSV Joint Venture to attract and retain customers, the increased potential competition from other satellite and wireless service providers, as well as the uncertainty with respect to the outcome of the court challenges to the FCC’s ATC orders.

MSV Exchange Transactions

On May 8, 2006, we announced that we had executed definitive agreements with certain other partners in the MSV Joint Venture and the minority stakeholders in our MSV Investors Subsidiary, that, upon closing, would result in the consolidation of ownership and control of the MSV Joint Venture and its corporate general partner in us (the “MSV Exchange Transactions”). At the initial closing, we will issue 39.6 million shares of our common stock to affiliates of Motient, Columbia Capital, Spectrum Equity Investors and the minority stakeholders in the MSV Investors Subsidiary in exchange for approximately 14.2 million limited partnership interests of the MSV

Joint Venture and all of the common stock of the corporate general partner currently held by these parties, resulting in us owning 52% of the MSV Joint Venture on a fully diluted basis and 78% of the corporate general partner. Motient intends to distribute approximately 25.5 million shares of our common stock that it receives to its common stockholders as soon as practicable following the initial closing. Motient will also receive the right to exchange, at a later date, its remaining 6.7 million limited partnership interests of the MSV Joint Venture for approximately 18.9 million shares of our common stock. Following these transactions, we will own approximately 70% of the MSV Joint Venture on a fully diluted basis and 78% of the corporate general partner.

In connection with the MSV Exchange Transactions, we also entered into a series of registration rights agreements with the various parties pursuant to which the shares received in the various transactions will be registered with the Securities and Exchange Commission. Closing of the transactions is subject to FCC approval and customary closing conditions. Accordingly, there can be no assurances that these transactions will close on the terms outlined herein, if at all.

We may acquire additional limited partnership interests of the MSV Joint Venture on the same terms and conditions as offered in the MSV Exchange Transactions if other partners in the MSV Joint Venture exercise their tag along rights or if we negotiate and enter into exchange transactions with the MSV Joint Venture option holders.

TerreStar Exchange Transactions

On May 8, 2006, Motient announced that it had executed agreements with affiliates of Columbia Capital and Spectrum Equity Investors pursuant to which Motient will issue 2.7 million shares of its common stock in exchange for 1.5 million shares of TerreStar common stock held by these parties, resulting in Motient owning 59% of TerreStar on a fully diluted basis. In connection with these transactions, our MSV Investors Subsidiary will distribute the shares of TerreStar common stock that it currently holds to its members. Following the distribution, we will have the right, but not the obligation, to exchange our 4.2 million shares of TerreStar common stock for 7.5 million shares of Motient common stock for 15 days following closing of these transactions, which will occur concurrently with the MSV Exchange Transaction. In addition, the TerreStar shareholders agreement will be modified to limit the protections afforded to the minority stockholders in TerreStar to certain tag along rights.

Hughes Distribution

On February 21, 2006, we completed the Distribution and separated into two publicly owned companies: (i) Hughes, which consists of, among other things, the assets, liabilities and operations associated with the Hughes Network Systems, LLC (“HNS”), Electronic System Products, Inc. and AfriHUB, LLC businesses and certain minority investments in entities including Edmunds Holdings, Inc., Data Synapse, Inc. and Hughes Systique, along with all of our cash, excluding $12.5 million, and certain other liabilities expressly allocated to Hughes; and (ii) us, consisting of the assets and liabilities associated with our interest in the MSV Joint Venture and our interest in TerreStar, $12.5 million in cash, certain tax attributes and the obligations pursuant to the Series A Preferred Stock. Upon a change of control involving the consolidation of the ownership of the MSV Joint Venture, which would include the proposed exchange transactions described above, the remaining balance of the $12.5 million of cash at such time, if any, will be transferred to Hughes. If such a change of control had occurred as of May 8, 2006, the Company would have transferred approximately $7.2 million of cash and cash equivalents to Hughes.

To effect the Distribution, we distributed to each of our stockholders one-half of one share of Hughes common stock for each share of our common stock (or, in the case of our preferred stock and Series 1-A and 2-A warrants, in accordance with their terms, one-half of one share of Hughes common stock for each share of our common stock issuable upon conversion or exercise of such preferred stock and warrants).

Pursuant to our 1998 Long Term Incentive Plan, the compensation committee of our board of directors is required to make an equitable adjustment to the terms of options issued under that plan in the event a special, large and nonrecurring dividend or distribution affects our common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of the participants under such plan. Pursuant to this provision, our compensation committee determined that holders of stock options issued under the plan who were current members of our management and board of directors, as well as a consultant and former directors who were involved with our acquisition of HNS, should receive an option to purchase one share of Hughes common stock for each option to purchase two shares of our common stock that they held as of the date of the Distribution. The issuance of such options to purchase Hughes common stock was in lieu of a larger adjustment to the exercise price of our options that such holders would have been otherwise entitled had they not received options to purchase Hughes common stock. A reduction in the exercise price (or in some cases, an increase in the number of shares) was the manner in which all of our other options outstanding under the plan were adjusted. Options to purchase 435,836 shares of Hughes common stock were issued to holders of our options. Effective as of February 24, 2006, our compensation committee accelerated the vesting of 109,995 of these Hughes options, resulting in the recognition of approximately $0.4 million of compensation expense in the three months ended March 31, 2006.

We and Hughes have entered into the Separation Agreement which effected, on December 31, 2005, the transfer, by way of contribution from us to Hughes, of the assets related to Hughes’ business, and the assumption by Hughes of certain liabilities. The Separation Agreement and certain related agreements govern, among other things, certain of the ongoing relations between us and Hughes following the Distribution.

In general, pursuant to the terms of the Separation Agreement, all of our assets and liabilities, other than those specifically relating to the MSV Joint Venture and TerreStar, $12.5 million in cash, cash equivalents and short-term investments, certain tax attributes and the obligations pursuant to the Series A Preferred Stock, became Hughes’ assets and liabilities. Upon a change of control involving the consolidation of the ownership of the MSV Joint Venture, which would include the proposed exchange transactions described above, the remaining balance of the $12.5 million of cash, cash equivalents and short-term investments at such time, if any, will be transferred to Hughes. The Separation Agreement also provides for assumptions of liabilities and cross-indemnities designed to allocate generally, effective as of the date of the Distribution, financial responsibility for all liabilities arising out of or in connection with Hughes’ businesses to Hughes and all liabilities arising out of or in connection with our interest in the MSV Joint Venture and TerreStar to us. In addition, Hughes will indemnify us for liabilities relating to certain litigation in which we or our subsidiaries were involved. Further, in accordance with the tax sharing agreement between us and Hughes, Hughes will be responsible for reimbursing us for all taxes paid relating to the Distribution that are not otherwise offset by loss carryforwards.

Notwithstanding the legal form of the Distribution, Hughes is considered the divesting entity and treated as the accounting successor to us for financial reporting purposes in accordance with EITF Issue No. 02-11, “Accounting for Reverse Spin-offs,” due to, among other things, (i) the businesses transferred to Hughes generated all of our historical consolidated revenues and constituted a majority of our assets and (ii) the businesses transferred to Hughes include our discontinued operating subsidiaries and all of the assets and liabilities relating to such subsidiaries. Accordingly, our combined financial statements combine the results of operations and financial position of the MSV Investors Subsidiary, as well as an allocation of expenses related to certain corporate functions. The combined financial statements also reflect the historical carrying amount and related dividends and accretion attributable to the Series A Preferred Stock which remains an obligation of ours following the Distribution, the $12.5 million of cash, cash equivalents and short-term investments retained by us following the effective date of the Separation Agreement, and certain tax attributes which were retained by us following the Distribution. As used in the combined financial statements, the term “Parent” refers to us as the accounting predecessor to Hughes.

Critical Accounting Policies and Estimates

Our combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. These accounting principles require us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, as well as the reported amounts of income and expense during the periods presented. Although these estimates are based on our knowledge of current events and actions we may undertake in the future, actual results may differ from estimates. The following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results from operations, and that require judgment. Also, see the notes accompanying the combined financial statements, which contain additional information regarding our accounting policies.

Consolidation

Our combined financial statements include the operating results and financial position of subsidiaries in which we own a controlling financial interest, which is usually indicated by ownership of a majority voting interest of over 50% of the outstanding voting shares. Because we own approximately 80% of the voting interests in our MSV Investors Subsidiary, this entity has been included in our combined financial statements.

We account for investments in which we own greater than 20% of the outstanding voting shares but less than 50% and possess significant influence over their operations under the equity method, whereby we record our proportionate share of the subsidiary’s operating results. Following the conversion of our notes receivable from the MSV Joint Venture into approximately 23% of the voting interests of the MSV Joint Venture, we recognized our proportionate share of the MSV Joint Venture’s operating results, subject to certain adjustments, in equity in loss of Mobile Satellite Ventures LP in the combined statements of operations. Prior to the conversion of the notes receivable, we did not record our proportionate share of the MSV Joint Venture’s operating results. For periods following the initial closing of the MSV Exchange Transactions, we will consolidate the financial position and operating results of the MSV Joint Venture in our financial statements.

We account for investments in which we own less than 20% or do not have significant influence under the cost method. Accordingly, we account for our interest in TerreStar under the cost method, although we have no carrying value for its interest in TerreStar on the combined balance sheets

Income Taxes

We account for income taxes for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recognized if it is “more likely than not” that some portion or all of a deferred tax asset will not be realized.

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning in making these assessments. As the Distribution did not qualify as a tax-free spin-off, we expect to recognize a significant taxable gain related to the Distribution in 2006 for Federal income tax purposes. Our estimate of the amount of such taxable gain is a significant estimate. Changes to this estimate may have an effect on our total assets and total liabilities in future periods.

Corporate Functions

Our combined financial statements include an allocation of expenses related to certain corporate functions, including those related to executive management, accounting, legal, human resources, information systems and insurance. Expenses related to these functions have been derived from Parent’s historical costs relating to such functions and allocated to our combined financial statements based on an estimate of time spent by Parent’s employees performing services related to the MSV Investors Subsidiary, including issues related to the MSV Joint Venture. Management believes these allocations are reasonable. These expenses are not indicative of the costs and expenses that would have been incurred had we operated as a separate entity during the periods presented as they represent only a portion of our historical corporate overhead expenses. However, it is not practicable to estimate what our corporate overhead costs would have been on a stand-alone basis during such periods.

Results of Operations

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Selling, General and Administrative Expenses

Selling, general and administrative expenses include facilities costs, finance, legal and other corporate costs, as well as the salaries and related employee benefits for those employees that support such functions. Selling, general and administrative expense for the year ended December 31, 2005 increased to $2.2 million from $1.2 million for the year ended December 31, 2004, an increase of $1.0 million. This increase relates primarily to the $0.7 million increase in professional fees primarily related to discussions regarding the consolidation of the ownership of the MSV Joint Venture. In addition, there was a $0.3 million increase in the corporate overhead allocation related primarily to an increase in the amount of time our employees spent performing services related to the MSV Investors Subsidiary.

Interest Income

Interest income is comprised of the interest earned on the notes receivable from the MSV Joint Venture. Interest income for the year ended December 31, 2005 decreased to nil from $5.6 million for the year ended December 31, 2004. This decrease relates to the conversion of our notes receivable from the MSV Joint Venture in November 2004.

Equity in Loss of Mobile Satellite Ventures LP

In November 2004, our notes receivable from the MSV Joint Venture converted into approximately 23% of the outstanding limited partnership interests in the MSV Joint Venture. Following the conversion, we accounted for our interest in the MSV Joint Venture under the equity method. For the year ended December 31, 2005 and the period from November 12, 2004 through December 31, 2004, we recorded expense of approximately $9.5 million and $1.0 million, respectively, relating to our proportionate share of the MSV Joint Venture’s net loss. We do not expect the MSV Joint Venture to be profitable in the near future. For additional information regarding the MSV Joint Venture, refer to the consolidated financial statements and related notes thereto of the MSV Joint Venture included in Item 15 of this Form 10-K.

Minority Interest

For the year ended December 31, 2005, we recorded a minority interest benefit of approximately $1.9 million relating to the proportionate share of the net loss of the MSV Joint Venture that is attributable to the group of unaffiliated third parties who own approximately 20% of our MSV Investors Subsidiary. For the year ended December 31, 2004, we recorded minority interest of approximately $0.8 million relating primarily to the interest income earned on the convertible notes from the MSV Joint Venture that is attributable to the group of unaffiliated third parties who own approximately 20% of our MSV Investors Subsidiary.

Income Taxes

The benefit or provision for income taxes is based on loss or income recognized for combined financial statement purposes and includes the effects of temporary differences between such loss or income and the taxable loss or income. Although we file a consolidated tax return with our eligible subsidiaries, for purposes of the combined financial statements, we were treated as if we filed a separate stand-alone tax return. For the year ended December 31, 2005, we recorded an income tax benefit of approximately $2.5 million as the operating loss generated during this period was able to be carried back to offset income recognized during the years ended December 31, 2004 and 2003. For the year ended December 31, 2004, we recorded income tax expense of approximately $1.0 million.

Net Loss Attributable to Parent

For the years ended December 31, 2005 and 2004, we recorded a net loss attributable to Parent of approximately $17.3 million and $8.3 million, respectively. Included in net loss attributable to Parent for the years ended December 31, 2005 and 2004 was $10.0 million and $9.9 million, respectively, of dividends and accretion related to our Series A Preferred Stock. Dividends were accrued related to amounts payable quarterly on our Series A Preferred Stock and to the accretion of the carrying amount of the Series A Preferred Stock up to its $100 per share face redemption amount over 13 years.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Selling, General and Administrative Expenses

Selling, general and administrative expenses include facilities costs, finance, legal and other corporate costs, as well as the salaries and related employee benefits for those employees that support such functions. Selling, general and administrative expenses for the year ended December 31, 2004 increased to $1.2 million from $0.7 million for the year ended December 31, 2003, an increase of $0.5 million. This increase relates primarily to the approximately $0.3 million non-cash expense recognized in the year ended December 31, 2004 related to the issuance of an option to purchase a less than one percent ownership interest in our MSV Investors Subsidiary to an unaffiliated consultant and a $0.2 million increase in the corporate overhead allocation related primarily to increased stock-based compensation expense as a result of an increase in the quoted price of our common stock.

Interest Income

Interest income is comprised of the interest earned on the notes receivable from the MSV Joint Venture. Interest income for the year ended December 31, 2004 decreased to $5.6 million from $5.8 million for the year ended December 31, 2003. This decrease relates to the conversion of our notes receivable from the MSV Joint Venture in November 2004.

Minority Interest

For the years ended December 31, 2004 and 2003, we recorded minority interest of approximately $0.8 million and $1.1 million, respectively, relating primarily to the interest income earned on the convertible notes from the MSV Joint Venture which is attributable to the group of unaffiliated third parties who own approximately 20% of our MSV Investors Subsidiary. The $0.3 million decrease relates to the proportionate share of the net loss of the MSV Joint Venture that was recorded following the conversion of the notes receivable in November 2004.

Income Taxes

The provision for income taxes is based on income recognized for combined financial statement purposes and includes the effects of temporary differences between such income and our taxable income. Although we file a consolidated tax return with our eligible subsidiaries, for purposes of the combined financial statements, we were treated as if we filed a separate stand-alone tax return. For the years ended December 31, 2004 and 2003, we recorded income tax expense of approximately $1.0 million and $1.5 million, respectively.

Net Loss Attributable to Parent

For the years ended December 31, 2004 and 2003, we recorded a net loss attributable to Parent of approximately $8.3 million and $7.2 million, respectively. Included in net loss attributable to Parent for the years ended December 31, 2004 and 2003 was $9.9 million and $9.7 million, respectively, of dividends and accretion related to our Series A Preferred Stock. Dividends were accrued related to amounts payable quarterly on our Series A Preferred Stock and to the accretion of the carrying amount of the Series A Preferred Stock up to its $100 per share face redemption amount over 13 years.

Liquidity and Capital Resources

Pursuant to the Separation Agreement, we retained $12.5 million of cash, cash equivalents and short-term investments as of December 31, 2005, as well as certain tax attributes and the obligations pursuant to the Series A Preferred Stock. Upon a change of control involving the consolidation of the ownership of the MSV Joint Venture, which would include the proposed exchange transactions described above, any remaining balance of the $12.5 million of cash, cash equivalents and short-term investments retained by us pursuant to the Separation Agreement will be transferred to Hughes. If such a change of control had occurred as of May 8, 2006, the Company would have transferred approximately $7.2 million of cash and cash equivalents to Hughes.

We believe that our existing cash and cash equivalents will be sufficient to satisfy our anticipated cash requirements through at least December 31, 2006. Beyond that date, we may need to raise additional capital resources which may take the form of the issuance of equity or debt securities or a combination of the two. Such additional equity and debt financing may not be available when needed on terms favorable to us or at all. Any debt financing we obtain may impose various restrictions and covenants on us which could limit our ability to respond to market conditions, provide for unanticipated capital investments or take advantage of business opportunities. We may also be subject to significant interest expense under the terms of any debt we incur.

In addition, the MSV Joint Venture will need substantial further funding to develop and construct its next generation integrated network. Following the initial closing of the MSV Exchange Transactions, such funding may be provided by us. While we have no obligation to provide any such funding, if we choose to do so, our capital requirements will increase significantly.

Cash provided by operating activities was approximately $0.9 million for the year ended December 31, 2005 and resulted primarily from the $2.5 million income tax benefit realized relating to the carry back of operating losses to offset income recognized during the years ended December 31, 2004 and 2003, partially offset by cash used for general corporate overhead including payroll and professional fees. Cash provided by financing activities was approximately $8.5 million for the year ended December 31, 2005 and resulted primarily from the cash and cash equivalents we retained pursuant to the Separation Agreement which was treated by us as a contribution from Hughes (as accounting successor to us for financial reporting purposes) to us.

Interests in MSV Joint Venture

Through our 80% owned MSV Investors Subsidiary, we are an active participant in the MSV Joint Venture. On November 26, 2001, through our MSV Investors Subsidiary, we purchased a $50.0 million interest in the MSV Joint Venture in the form of a convertible note. Immediately prior to the purchase of the convertible note, we contributed $40.0 million to the MSV Investors Subsidiary and a group of unaffiliated third parties collectively contributed $10.0 million. The note yielded interest at a rate of 10% per year, had a maturity date of November 26, 2006 and was convertible at any time at the option of our MSV Investors Subsidiary into equity interests in the MSV Joint Venture.

On August 13, 2002, the MSV Joint Venture completed a rights offering allowing its investors to purchase their pro rata share of an aggregate $3.0 million of newly issued convertible notes with terms similar to the convertible note already held by our MSV Investors Subsidiary. The MSV Investors Subsidiary exercised its basic and over subscription rights and purchased approximately $1.1 million of the convertible notes. The group of unaffiliated third parties collectively contributed $0.2 million to the MSV Investors Subsidiary in connection with the MSV Joint Venture rights offering.

On November 12, 2004, the MSV Joint Venture raised $145.0 million in cash by selling partnership units for $29.45 per unit and exchanged or converted approximately $84.9 million of debt securities and accrued interest. In connection with this financing, the convertible notes held by the MSV Investors Subsidiary converted into approximately 23% of the limited partnership interests of the MSV Joint Venture on an undiluted basis, at their original conversion price of $6.45 per unit. As a result of these transactions, the MSV Investors Subsidiary also received approximately $17.1 million in cash from the MSV Joint Venture to pay the accrued interest on the convertible notes. The MSV Investors Subsidiary distributed approximately $13.6 million of this cash to us and $3.4 million of cash to the unaffiliated third parties who own the 20% minority interest.

Our MSV Investors Subsidiary and the other partners of the MSV Joint Venture have agreed that the disposition by the MSV Joint Venture of all or substantially all of its assets, certain acquisitions or dispositions of a limited partner’s interest in the MSV Joint Venture, subsequent investment into the MSV Joint Venture by any person, and any merger or other business combination of the MSV Joint Venture, are subject to the control restrictions contained in the Amended and Restated Limited Partnership Agreement and the Amended and Restated Stockholders Agreement. The control restrictions include, but are not limited to, rights of first refusal, tag along rights and drag along rights. Certain of these actions cannot occur without the consent of the majority of the ownership interests of the MSV Joint Venture. In addition, our MSV Investors Subsidiary and two of the three other joint venture partner groups have entered into a voting agreement pursuant to which three of the four joint venture partner groups must consent to certain transactions involving the MSV Joint Venture or the partners or none of the parties to the voting agreement will support such actions. In connection with the proposed exchange transactions described above, we were required to, and did, receive the consent of three of the four joint venture partner groups.

For the years ended December 31, 2005, 2004 and 2003, the MSV Joint Venture had revenues of approximately $29.4 million, $29.0 million and $27.1 million, respectively, and a net loss of approximately $41.0 million, $33.5 million and $28.0 million, respectively. For additional information regarding the results of operations and financial position of the MSV Joint Venture, refer to the consolidated financial statements and related notes thereto of the MSV Joint Venture included in Item 15 of this Form 10-K.

Series A Preferred Stock Dividend

In accordance with the terms of our Series A Preferred Stock, the holders are entitled to receive quarterly cash dividends commencing on July 1, 2004. The quarterly payment of approximately $1.4 million, for the three months ended December 31, 2004, was declared and paid on January 13, 2005. The quarterly payment of approximately $1.4 million, for the three months ended March 31, 2005, was declared on April 18, 2005 and paid on April 22, 2005. The quarterly payment of approximately $1.4 million, for the three months ended June 30, 2005, was declared and paid on July 22, 2005. The quarterly payment of approximately $1.4 million, for the three months ended September 30, 2005, was declared and paid on November 7, 2005. The quarterly payment of approximately $1.4 million, for the three months ended December 31, 2005, was declared on January 30, 2006 and paid on February 2, 2006. The aggregate annual dividend payment will be approximately $5.6 million through the mandatory redemption on June 30, 2012 or such earlier time as the terms of the preferred stock are renegotiated.

Rights Offering and Redemption of Series A Preferred Stock

On May 8, 2006, we announced that we expect to conduct a rights offering to our stockholders and sell approximately 6.7 million shares of common stock for gross proceeds of approximately $119.9 million which will be used to redeem all of the outstanding Series A Preferred Stock at its liquidation preference. The redemption of the Series A Preferred Stock is a condition to the MSV Exchange Transactions described above.

The rights offering is expected to commence promptly following the effectiveness of a registration statement to be filed with the SEC.

In the proposed rights offering, all holders of our voting and non-voting common stock will receive approximately 0.37 of a non-transferable right to purchase one additional share of our common stock for each share held as of a record date to be established at a later date at a subscription price of $18.00 per share. All stockholders who fully exercise their basic subscription rights, other than Apollo Investment Fund IV, LP, Apollo Overseas Partners IV, LP, AIF IV/RRRR LLC, AP/RM Acquisition LLC and ST/RRRR LLC (collectively, the “Apollo Stockholders”), will also have an over-subscription right to acquire any shares which are not purchased by other stockholders, subject to a pro rata limitation in the event the rights offering is oversubscribed. Pursuant to the preferred stock redemption agreement, the Apollo Stockholders have agreed to purchase, at the $18.00 subscription price, all shares in the rights offering which are not subscribed for by other stockholders to ensure that the aggregate proceeds from the rights offering total the approximately $119.9 million liquidation preference for the outstanding Series A Preferred Stock. All shares purchased in the rights offering by the Apollo Stockholders will be non-voting common stock. The Apollo Stockholders may exchange such non-voting common stock for voting common stock, provided that their aggregate vote is less than 29.9%. The issuance of voting common stock in connection with the MSV Exchange Transactions will allow the Apollo Stockholders to exchange all non-voting common stock held by them for shares of voting common stock.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements. All subsidiaries in which we have a controlling financial interest are included in the combined financial statements, and we do not have any relationships with any special purpose entities.

Contractual Obligations

As of December 31, 2005, we and our subsidiaries were contractually obligated to make the following payments to unrelated parties (in thousands):

		Payments Due By Period
	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
Operating leases	$77	$77	$—	$—	$—

Total	$77	$77	$—	$—	$—

The above table excludes operating lease payments of approximately $1.0 million, net of secured letters of credit issued by an assignee of a lease that we assigned and that requires no future payments by us unless there is a default by the assignee. Pursuant to the Separation Agreement, Hughes has indemnified us for any future payments which may result from such a default.

Delisting from the Nasdaq National Market

As a result of the delisting by the Nasdaq on December 20, 2002, the shares of our common stock have traded in interdealer and over-the-counter transactions and price quotations have been available in the “pink sheets.” Since January 30, 2003, price quotations also have been available on the OTC Bulletin Board. Delisting from the Nasdaq National Market resulted in a reduction in the liquidity of our common stock. This lack of liquidity will likely also make it more difficult for us to raise additional capital, if necessary, through equity financings. In addition, the delisting of our common stock from the Nasdaq National Market resulted in an event of non-compliance under the provisions of our preferred stock. As we have been unable to obtain a waiver of this event of non-compliance, the Apollo Stockholders are entitled to elect a majority of the members of our board of directors.

Supplementary Unaudited Quarterly Financial Information

	2004				2005
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
	(in thousand, except per share data)
Revenue	$—	$—	$—	$—	$—	$—	$—	$—
Gross margin	—	—	—	—	—	—	—	—
Net income (loss)	681	556	674	(331)	(3,067)	(1,074)	(1,203)	(1,944)
Net loss attributable to Parent	(1,779)	(1,918)	(1,818)	(2,823)	(5,560)	(3,566)	(3,695)	(4,436)
Pro forma basic and diluted loss per common share	(0.12)	(0.13)	(0.12)	(0.18)	(0.32)	(0.20)	(0.21)	(0.25)

Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment” (“SFAS No. 123R”), a revision of SFAS No. 123. SFAS No. 123R requires entities to recognize compensation expense for all share-based payments to employees, including stock options, based on the estimated fair value of the instrument on the date it is granted. The expense will be recognized over the vesting period of the award. SFAS No. 123R is effective for us on January 1, 2006 and provides entities two transition methods. We have elected to use the modified prospective transition method and therefore will not restate our prior period results. Under the modified prospective transition method, compensation expense is recognized beginning with the effective date for all awards granted to employees prior to the effective date that are unvested on the effective date. As we currently account for share-based payments using the intrinsic value method as allowed by Accounting Principles Board Opinion No. 25, the adoption of the fair value method under SFAS No. 123R will increase our loss from operations. The unrecognized compensation expense associated with unvested stock options was approximately $1.5 million as of January 1, 2006. Of this amount, we expect to record approximately $1.0 million of compensation expense during the year ended December 31, 2006. Additional compensation expense will be impacted by various factors, including the number of awards granted and their related fair value at the date of grant.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets – an amendment of APB Opinion No. 29” (“SFAS No. 153”). SFAS No. 153 eliminates the exception for nonmonetary exchanges of similar productive assets of APB Opinion No. 29 and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 did not have a material impact on our financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). SFAS No. 154 applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires the retrospective application to prior periods’ financial statements of the direct effect of a voluntary change in accounting principle unless it is impracticable to determine either the period-specific effects or the cumulative effective of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 is not expected to have a material impact on our financial position or results of operations.